Exhibit 99.1

Sonim Closes $3.85 Million Growth Capital Transaction Priced 126% Above Market

Equity Transaction Supports Accelerated Growth via New Addressable Markets and Global Expansion

San Diego, California – April 29, 2024 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading provider of mobility solutions that include ultra-rugged and rugged phones, connected devices, consumer durable mobile devices, and accessories designed to provide extra protection for users that demand more durability in their work and everyday lives, today announced that it has closed a growth capital investment of common stock and warrants with a single investor for an aggregate purchase price of $3.85 million. The transaction closed concurrently with the execution of the definitive agreement.

The investor purchased a total of 3.5 million shares at a price for each share and accompanying warrant of $1.10. The exercise price of each warrant is $1.10 per share of common stock. The price of the share and warrant represents a premium of 126% to Sonim’s closing share price on April 26, 2024, the last full trading day prior to the consummation of the transaction. Sonim received the entirety of the offering proceeds and did not pay any placement agent, broker, or finder fee in connection with the offering.

Peter Liu, Sonim’s Chief Executive Officer, said: “We are pleased to secure additional capital on favorable terms, fueling our 2024 expansion plans into adjacent and global markets where Sonim aims to take share.

“Our growth initiatives have quickly gained momentum, securing 13 new design awards in the last ten months, which will begin contributing to sales from this summer onward. We established a new team in Europe to expedite device qualification targeting opportunities that fill the void left by a competitor’s exit, plus other global initiatives and design awards.

“Executing on this expansion strategy would propel Sonim from the legacy rugged device market, worth approximately $0.4 billion annually, into the expanding connected devices and consumer durable markets, which combined are valued at nearly $50 billion annually.”

Sonim ended 2023 with $9.4 million in cash and equivalents and remained essentially debt free. The Company maintains a lean operating cost mentality and posted three consecutive quarters of positive GAAP net income in 2023.

Not an Offer or Sale of Securities

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the common stock or warrants, nor shall there be any offer or sale of the common stock or warrants in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock and warrants mentioned in this press release have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. Sonim has agreed to file a registration statement with the SEC covering the resale of the stock and warrant shares underlying the warrants issuable in connection with the investment. For further information, please see Sonim’s current report on Form 8-K to be filed with the SEC on or around the closing date.

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged, rugged and consumer durable mobile devices, including phones, wireless internet data devices, tablets and accessories designed to provide extra protection for users that demand more durability in their work and everyday lives. We currently sell our ruggedized mobility solutions to several of the largest wireless carriers in the United States—including AT&T, T-Mobile and Verizon—as well as the three largest wireless carriers in Canada-Bell, Rogers and TELUS Mobility. Our ruggedized phones and accessories are also sold through distributors in North America and Europe. Sonim devices and accessories connect users with voice, data, workflow and lifestyle applications that enhance the user experience while providing an extra level of protection. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the projected revenue growth, the declaring and reaffirming of Sonim’s business strategy and objectives, the successful expansion of Sonim’s products in new markets, the impact of certain events on Sonim’s business, and Sonim’s ability to grow and to capitalize the market opportunity. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “achieve,” “aim,” “ambitions,” “anticipate,” “believe,” “committed,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goals,” “grow,” “guidance,” “intend,” “likely,” “may,” “milestone,” “objective,” “on track,” “opportunity,” “outlook,” “pending,” “plan,” “position,” “possible,” “potential,” “predict,” “progress,” “promises,” “roadmap,” “seek,” “should,” “strive,” “targets,” “to be,” “upcoming,” “will,” “would,” and variations of such words and similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: the availability of cash on hand; potential material delays in realizing projected timelines; Sonim’s material dependence on its relationship with a small number of customers who account for a significant portion of Sonim’s revenue; Sonim’s entry into the data device sector could divert our management team’s attention from existing products; risks related to Sonim’s ability to comply with the continued listing standards of the Nasdaq Stock Market and the potential delisting of Sonim’s common stock; Sonim’s ability to continue to develop solutions to address user needs effectively, including its next-generation products; Sonim’s reliance on third-party contract manufacturers and partners; Sonim’s ability to stay ahead of the competition; Sonim’s ongoing transformation of its business; the variation of Sonim’s quarterly results; the lengthy customization and certification processes for Sonim’s wireless carries customers; various economic, political, environmental, social, and market events beyond Sonim’s control, as well as the other risk factors described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Investor Contact

Matt Kreps

Darrow Associates Investor Relations

mkreps@darrowir.com

M: 214-597-8200

Media Contact

Anette Gaven

Sonim Technologies

M: 619-993-3058

pr@sonimtech.com

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